Exhibit 99.1

Berkshire Hills Reports 34% Second Quarter Core EPS Growth

Dividend Declared

Pittsfield, MA — July 24, 2012 — Berkshire Hills Bancorp, Inc. (NASDAQ: BHLB) reported $0.47 in second quarter core earnings per share, a 34% increase over second quarter 2011 core earnings of $0.35 per share.  For the first half of the year, Berkshire reported $0.92 in core earnings per share in 2012, which was a 40% increase over 2011 first half core results of $0.66 per share.  This growth resulted from positive operating leverage related to ongoing business expansion.  Earnings in both years were also affected by net non-core charges which were primarily merger related.  Including non-core charges, second quarter GAAP earnings per share totaled $0.37 in 2012, compared to $0.11 in 2011.  For the first half of the year, GAAP earnings per share totaled $0.65 in 2012, compared to $0.31 in 2011.

SECOND QUARTER FINANCIAL HIGHLIGHTS

•                  34% increase in core earnings per share, compared to second quarter of 2011

•                  4% increase in core earnings per share, compared to the prior quarter

•                  12% increase in total assets

•                  16% revenue growth, compared to the prior quarter

•                  9% annualized organic commercial loan growth

•                  5% annualized organic growth in non-maturity deposits

•                  3.70% net interest margin

•                  0.60% non-performing assets/total assets

•                  0.25% annualized net loan charge-offs/average loans

•                  0.94% core ROA (0.73% GAAP ROA)

•                  59% efficiency ratio

Berkshire President and CEO, Michael P. Daly, stated, “Our earnings momentum remains strong due to our growth initiatives and financial disciplines.  This has generated positive operating leverage from higher revenue and controlled expense management.  We produced 14% organic loan growth and 6% organic deposit growth in the first half of the year, which contributed to the 16% increase in our second quarter revenue.  We carefully managed our business mix to improve our profitability as reflected in our key metrics.  We are generating tangible equity from core operations at a $2.12 annualized per share pace as we generate capital to provide shareholder return and to support

www.berkshirebank.com

ongoing growth and expansion.  We are on plan to achieve the earnings and profitability growth that we have targeted for the year.”

Mr. Daly continued, “During the second quarter, we completed the acquisition of CBT — The Connecticut Bank and Trust Company and added the operations of Greenpark Mortgage.  These partnerships were completed on time and on plan, and we are moving forward with our integration plans.  On May 31, we announced our agreement to acquire Beacon Federal Bancorp headquartered in East Syracuse, New York.  We expect to complete this merger in the fourth quarter of this year.  This acquisition is expected to produce $0.22 in core EPS accretion in 2013.  It complements our growing business volumes from the teams we have recruited in Central and Eastern Massachusetts and from our new branches in the Albany area, including new offices in Colonie and North Greenbush, and a relocation in Delmar.  Berkshire was recently named among the Globe 100 list of the top-performing companies in Massachusetts published by the Boston Globe.  We were also named among the U.S. Top 100 in the 2012 Investor Perception Survey published by IR Magazine in association with Bloomberg.  We’re proud that our active community involvement included nearly $700 thousand in philanthropic contributions from our foundations in the first half of 2012.  Our team is delivering solid results for all of our constituencies as we strengthen our franchise in our four state market area.”

DIVIDEND DECLARED

The Board of Directors voted to declare a cash dividend of $0.17 per share to shareholders of record at the close of business on August 9, 2012, payable on August 23, 2012.  This dividend provides a 3.1% yield based on the $22.06 average closing price of Berkshire’s common stock during the second quarter of 2012.

FINANCIAL CONDITION

Berkshire maintained positive organic growth momentum in targeted business lines in the second quarter, while managing other balances in connection with the acquisitions of CBT — The Connecticut Bank and Trust Company on April 20, 2012 and the operations of Greenpark Mortgage on April 30, 2012.  Total assets increased by 12% to $4.5 billion from $4.0 billion during the quarter, including approximately $0.3 billion related to CBT and $0.1 billion related to Greenpark.  Most major categories of assets, liabilities, and equity increased as a result of these acquisitions.  Including the acquired balances, overall measures of asset quality, capital, and liquidity remained strong.

Total loans increased by $327 million (11%) during the second quarter, including $207 million acquired with CBT.  Organic commercial loan growth was $37 million (9% annualized) primarily due to growth in commercial business loans, including asset based loans.  Berkshire continues to build business volume in Central Massachusetts and New York where it has been expanding its lending offices and branches.  Including the new Greenpark operations, residential mortgage originations increased and secondary market mortgage sales also grew.  The Bank added a managed volume to the mortgage portfolio while continuing to maintain an asset sensitive interest rate risk profile.  Total loans increased at a 14% organic growth rate for the first half of the year.

Second quarter asset quality metrics remained favorable.  At midyear, non-performing assets were 0.60% of total assets, compared to 0.65% at the start of the year.  Annualized net loan charge-offs measured 0.25% of average loans for the second quarter and 0.24% for the first half of the year.  Accruing delinquent loans were 0.90% of total loans at midyear, compared to 0.89% at the start of the year.  Under accounting standards for business combinations, the CBT loan loss allowance was not transferred to Berkshire along with the CBT loans.  Estimated losses inherent in CBT’s loan portfolio were recorded as charges against the fair value of CBT loans on the merger date.  As a result, the ratio of the allowance to total loans decreased to 0.98% from 1.07% during the most recent quarter.  The ratio of the allowance to nonperforming loans measured 126% at quarter-end.

Berkshire managed its funding sources to lessen the interest costs related to acquisitions, while also continuing ongoing promotions related to organic expansion. Total deposits increased by $226 million (7%) during the second quarter, including $211 million acquired with CBT.  Berkshire posted 5% annualized organic growth in non-maturity account balances in the most recent quarter, with 9% annualized growth for the first half of the year.  Berkshire continues to promote lower cost relationship oriented accounts in all of its markets, along with commercial deposits associated with its increased originations of commercial business loans and small business loans.  The Company managed an organic decrease in time accounts in the most recent quarter as higher cost certificate accounts rolled off.  Low cost overnight borrowings were utilized to fund organic loan growth and the increase in mortgage loans held for sale related to the acquired Greenpark operations.

Berkshire issued 965 thousand shares for the CBT acquisition at an average value of $22.80 based on the closing price of Berkshire’s stock prior to the acquisition.  Total shareholders’ equity increased by $26 million primarily due to the benefit of this stock issuance.  Total intangible assets increased by $18 million as a result of the accounting for business combinations related to CBT and Greenpark.  Tangible book value per share was $15.49 at midyear compared to $15.60 at the start of the year, including the merger related impacts.  From its second quarter core operations, Berkshire generated $2.12 per share annualized in tangible common equity based on its core earnings and the amortization of intangible assets.  Total book value per share was $26.31 at midyear, compared to $26.17 at the start of the year.  The ratio of tangible equity/assets decreased to 8.0% from 8.8% during the first half of the year including the impact of the CBT and Greenpark acquisitions.  The ratio of total equity/assets was 12.9% and 13.9% at midyear and the start of the year, respectively.

RESULTS OF OPERATIONS

Berkshire posted strong core growth in revenue, earnings, and earnings per share for the second quarter and first half of the year.  Most core profitability measures also increased as a result of the positive operating leverage produced by the revenue growth.  Core return on assets was 0.94% in the second quarter, while the core return on equity improved to 7.1%.  Net income reflected non-core charges which were primarily merger related.  Including non-core items, the second quarter return on assets and return on equity were 0.73% and 5.6% respectively.

Second quarter results in 2012 included the operations of CBT and Greenpark since the dates of their acquisitions, together with the per share impact of shares issued in the CBT acquisition.  Most categories of income and expense increased due to these acquisitions, and year-to-year increases include the impact of the Rome and Legacy acquisitions in 2011.  As a result, the following discussion primarily compares the second quarter of 2012 to the prior quarter.

Total net revenue increased by $6.4 million (16%) in the second quarter of 2012, compared to the prior quarter.  Revenue included the contribution from CBT, which produced $2.1 million in revenue for a comparable period in the prior quarter.  Revenue also included $2.4 million in revenue related to the acquired Greenpark operations.  Total revenue per share increased by 12% to $8.68 annualized.  Revenue growth included 13% growth in net interest income and 25% growth in non-interest income.  The growth in net interest income included the benefit of higher average earning assets and an increase in the net interest margin to 3.70% from 3.62% in the prior quarter.  As previously noted, Berkshire managed its funding to reduce interest costs; the cost of funds decreased to 0.82% in the second quarter from 0.89% in the prior quarter.  The yield on earning assets included the benefit of prepayments on accretable commercial loan yield.  Non-interest income included a $2.2 million increase in loan related revenue due to the contribution of the new Greenpark operations, which are stated net of direct costs of loan originations.  Non-interest income contributed 26% of total net revenue in the most recent quarter, compared to 24% in the prior quarter.  Berkshire is pursuing the development of fee income sources to diversify revenues and increase wallet share in its markets.  The second quarter provision for loan losses increased to $2.3 million from $2.0 million in the prior quarter.  Net loan charge-offs totaled $2.0 million and $1.8 million in these periods, respectively.

Second quarter non-interest expense totaled $34.2 million, including $4.1 million in non-core charges.  Core non-interest expense totaled $30.1 million, which was an increase of $3.8 million (14%) over the prior quarter.  This includes the impact of the core CBT operating expenses, which totaled $2.0 million for a comparable period in the prior quarter, along with expenses related to the Greenpark operations.  Berkshire is proceeding with its plans to achieve 35% cost savings related to the CBT merger, which are expected to be fully realized in upcoming quarters.  The efficiency ratio remained unchanged at 59% during the most recent quarter, while the Company absorbed the costs of infrastructure development, de novo branches opened in New York, and other costs related to its strategic initiatives.  The second quarter non-core expenses totaled $2.2 million after tax and were primarily due to transaction costs and other charges related to the CBT merger.  The income tax rate for continuing operations was 27% in the second quarter, compared to 26% in the prior quarter.

CONFERENCE CALL

Berkshire will conduct a conference call/webcast at 10:00 A.M. eastern time on Wednesday, July 25, 2012 to discuss the results for the quarter and guidance about expected future results. Participants should dial-in to the call a few minutes before it begins. Information about the conference call follows:

Dial-in: 866-843-0890

Elite Entry Number: 5288558

Webcast:	www.berkshirebank.com (investor relations link)

A telephone replay of the call will be available through August 1, 2012 by calling 877-344-7529 and entering access code: 10015785. The webcast and a podcast will be available at Berkshire’s website above for an extended period of time.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank - America’s Most Exciting Bank(SM).  Berkshire has $4.5 billion in assets and 68 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF).  For more information, visit www.berkshirebank.com or call 800-773-5601.

Berkshire has a pending agreement to acquire Beacon Federal Bancorp which, through its bank subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers. Beacon is headquartered with a full-service branch in East Syracuse, New York, along with six other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, and Chelmsford, Massachusetts. Beacon’s stock trades under the symbol “BFED” and, at March 31, 2012, Beacon reported assets totaling $1.0 billion.  For more information, visit www.beaconfederal.com or call 888-256-3800.

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements made in this document.

ADDITIONAL INFORMATION FOR STOCKHOLDERS

In connection with the proposed merger, Berkshire has filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that includes a Proxy Statement of Beacon and a Prospectus of Berkshire, as well as other relevant documents concerning the proposed transaction. Stockholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the merger, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Berkshire Hills and Beacon, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Berkshire Hills Bancorp at www.berkshirebank.com under the tab “Investor Relations” or from Beacon Federal Bancorp by accessing Beacon’s website at www.beaconfederal.com and selecting the “Investor Relations” link.

Berkshire and Beacon and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Beacon Bancorp in connection with the proposed merger. Information about the directors and executive officers of Berkshire Hills Bancorp is set forth in the proxy statement for Berkshire Hills Bancorp’s 2012 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 30, 2012. Information about the directors and executive officers of Beacon is set forth in the proxy statement for Beacon Federal Bancorp’s 2012 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 16, 2012. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition.  They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information.  A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables.  In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.  The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense.  These measures exclude amounts which the Company views as unrelated to its normalized operations, including merger costs, restructuring costs, and systems conversion costs.  Similarly, the efficiency ratio is also adjusted for these non-core items and for tax preference items.  The Company also adjusts certain equity related measures to exclude intangible assets due to the importance of these measures to the investment community.  Non-GAAP expense adjustments are primarily related to charges related to merger and acquisition activity.  These charges consist primarily of severance/benefit related expenses, contract termination costs, and professional fees.  There are additionally non-GAAP adjustments related to non-recurring securities gains, discontinued operations, the disposition of excess properties, and core systems conversion costs.  Tax adjustments are based on an analysis of tax accruals for core income and for GAAP income, with the net difference included with non-core items and reflecting the timing impacts of tax expense estimates.

# # #

CONTACTS

Investor Relations Contact

David Gonci

Investor Relations Officer

413-281-1973

Media Contact

Elizabeth Mach

AVP, Marketing Officer

413-445-8390

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-1)

	June 30,	March 31,	December 31,
(In thousands)	2012	2012	2011
Assets
Cash and due from banks	$44,696	$34,117	$46,713
Short-term investments	21,790	11,186	28,646

Trading security	17,365	16,847	17,395
Securities available for sale, at fair value	471,368	423,580	419,756
Securities held to maturity, at amortized cost	41,822	59,533	58,912
Federal Home Loan Bank stock and other restricted securities	37,174	35,282	37,118
Total securities	567,729	535,242	533,181

Loans held for sale	59,280	—	1,455

Residential mortgages	1,193,447	1,100,663	1,020,435
Commercial mortgages	1,281,058	1,147,455	1,156,241
Commercial business loans	519,684	429,627	410,292
Consumer loans	371,430	361,255	369,602
Total loans	3,365,619	3,039,000	2,956,570
Less: Allowance for loan losses	(32,868)	(32,657)	(32,444)
Net loans	3,332,751	3,006,343	2,924,126

Premises and equipment, net	68,569	61,661	60,139
Other real estate owned	827	439	1,900
Goodwill	220,360	202,397	202,391
Other intangible assets	19,505	19,662	20,973
Cash surrender value of bank-owned life insurance	76,290	75,652	75,009
Other assets	95,926	82,628	91,309
Assets from discontinued operations	—	—	5,362
Total assets	$4,507,723	$4,029,327	$3,991,204

Liabilities and stockholders’ equity
Demand deposits	$535,472	$450,497	$447,414
NOW deposits	298,236	294,411	272,204
Money market deposits	1,158,562	1,089,742	1,055,306
Savings deposits	371,668	365,289	350,517
Total non-maturity deposits	2,363,938	2,199,939	2,125,441
Time deposits	1,045,767	984,228	975,734
Total deposits	3,409,705	3,184,167	3,101,175

Borrowings	452,527	236,240	221,938
Junior subordinated debentures	15,464	15,464	15,464
Total borrowings	467,991	251,704	237,402

Other liabilities	46,757	36,622	43,758
Liabilities from discontinued operations	—	—	55,504
Total liabilities	3,924,453	3,472,493	3,437,839

Total stockholders’ equity	583,270	556,834	553,365
Total liabilities and stockholders’ equity	$4,507,723	$4,029,327	$3,991,204

(1)	At year end 2011, four branches were held for sale as discontinued operations and sold as of January 20, 2012.
(2)	The Company acquired The Connecticut Bank and Trust Company (“CBT”) on April 20, 2012 with total assets of $0.3 billion.
(3)	The Company purchased certain assets and assumed certain limited liabilities of Greenpark Mortgage Corporation (“Greenpark”) on April 30, 2012 with total assets of $0.1 billion.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-2)

LOAN ANALYSIS

	June 30,		March 31,	December 31,	Organic annualized growth %
(Dollars in millions)	2012 Balance	Impact of CBT Merger Balance	2012 Balance	2011 Balance	Quarter ended June 30, 2012	Year to date

Total residential mortgages	$1,194	$7	$1,101	$1,020	31%	33%
Total commercial loans	1,801	187	1,577	1,567	9	6
Total consumer loans	371	13	361	370	(3)	(6)
Total loans	$3,366	$207	$3,039	$2,957	16%	14%

DEPOSIT ANALYSIS

	June 30,		March 31,	December 31,	Organic annualized growth %
(Dollars in millions)	2012 Balance	Impact of CBT Merger Balance	2012 Balance	2011 Balance	Quarter ended June 30, 2012	Year to date
Demand/NOW	$834	$77	$745	$719	6%	11%
Money market	1,158	60	1,090	1,055	3	8
Savings	372	2	365	351	5	11
Total non-maturity deposits	2,364	139	2,200	2,125	5	9

Total time deposits	1,046	72	984	976	(4)	(0)
Total deposits	$3,410	$211	$3,184	$3,101	2%	6%

(1)  Organic annualized growth rates are calculated on organic growth only, which excludes the impact of mergers and divestitures.

(2)  Quarterly data may not sum to annualized data due to rounding.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-3)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2012	2011	2012	2011
Interest and dividend income
Loans	$38,787	$28,607	$73,838	$53,213
Securities and other	3,869	3,446	7,490	6,753
Total interest and dividend income	42,656	32,053	81,328	59,966
Interest expense
Deposits	5,482	5,768	10,984	11,483
Borrowings and junior subordinated debentures	2,121	2,084	4,146	4,136
Total interest expense	7,603	7,852	15,130	15,619
Net interest income	35,053	24,201	66,198	44,347
Non-interest income
Loan related fees	3,524	780	4,897	1,371
Deposit related fees	3,963	3,366	7,463	5,907
Insurance commissions and fees	2,768	2,782	5,514	6,512
Wealth management fees	1,757	1,389	3,657	2,581
Total fee income	12,012	8,317	21,531	16,371
Other	269	(277)	510	(197)
Gain on sale of securities, net	7	6	7	6
Non-recurring gain	—	124	42	124
Total non-interest income	12,288	8,170	22,090	16,304
Total net revenue	47,341	32,371	88,288	60,651
Provision for loan losses	2,250	1,500	4,250	3,100
Non-interest expense
Compensation and benefits	15,638	12,027	29,227	23,178
Occupancy and equipment	4,490	3,546	8,885	6,981
Technology and communications	2,258	1,531	4,216	2,997
Marketing and promotion	778	341	1,129	622
Professional services	1,493	1,216	2,858	2,148
FDIC premiums and assessments	870	741	1,551	1,768
Other real estate owned and foreclosures	(6)	700	173	1,309
Amortization of intangible assets	1,357	935	2,668	1,651
Nonrecurring and merger related expenses	4,085	5,451	8,308	7,159
Other	3,221	2,135	5,363	3,999
Total non-interest expense	34,184	28,623	64,378	51,812

Income from continuing operations before income taxes	10,907	2,248	19,660	5,739
Income tax expense	2,921	371	5,193	1,027
Net income from continuing operations	7,986	1,877	14,467	4,712
Loss from discontinued operations before income taxes (including gain on disposal of $63)	—	—	(261)	—
Income tax expense	—	—	376	—
Net loss from discontinued operations	—	—	(637)	—
Net income	$7,986	$1,877	$13,830	$4,712

Basic and diluted earnings per share:
Continuing operations	$0.37	$0.11	$0.68	$0.31
Discontinued operations	—	—	(0.03)	—
Total basic and diluted earnings per share	$0.37	$0.11	$0.65	$0.31

Weighted average shares outstanding:
Basic	21,742	16,580	21,349	15,269
Diluted	21,806	16,601	21,434	15,299

(1)	The Company acquired Rome Bancorp on April 1, 2011. The income statement includes operations from that date.
(2)	The Company acquired Legacy Bancorp on July 21, 2011. The income statement includes operations from that date.
(3)	The Company acquired CBT on April 20, 2012. The income statement includes operations from that date.
(4)	The Company purchased certain assets and assumed certain limited liabilities of Greenpark on April 30, 2012. The income statement includes operations from that date.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-4)

	Quarters Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(In thousands, except per share data)	2012	2012	2011	2011	2011
Interest and dividend income
Loans	$38,787	$35,051	$35,466	$35,719	$28,607
Securities and other	3,869	3,621	3,562	3,547	3,446
Total interest and dividend income	42,656	38,672	39,028	39,266	32,053
Interest expense
Deposits	5,482	5,502	5,792	6,097	5,768
Borrowings and junior subordinated debentures	2,121	2,025	2,101	2,131	2,084
Total interest expense	7,603	7,527	7,893	8,228	7,852
Net interest income	35,053	31,145	31,135	31,038	24,201
Non-interest income
Loan related fees	3,524	1,373	856	934	780
Deposit related fees	3,963	3,500	3,848	3,885	3,366
Insurance commissions and fees	2,768	2,746	2,145	2,431	2,782
Wealth management fees	1,757	1,900	1,650	1,607	1,389
Total fee income	12,012	9,519	8,499	8,857	8,317
Other	269	241	318	(158)	(277)
Gain on sale of securities, net	7	—	8	—	6
Non-recurring gain	—	42	—	1,975	124
Total non-interest income	12,288	9,802	8,825	10,674	8,170
Total net revenue	47,341	40,947	39,960	41,712	32,371
Provision for loan losses	2,250	2,000	2,263	2,200	1,500
Non-interest expense
Compensation and benefits	15,638	13,589	13,172	13,195	12,027
Occupancy and equipment	4,490	4,395	4,063	3,883	3,546
Technology and communications	2,258	1,958	2,464	1,996	1,531
Marketing and promotion	778	351	419	498	341
Professional services	1,493	1,365	1,146	1,375	1,216
FDIC premiums and assessments	870	681	542	923	741
Other real estate owned and foreclosures	(6)	179	153	541	700
Amortization of intangible assets	1,357	1,311	1,314	1,271	935
Nonrecurring and merger related expenses	4,085	4,223	3,678	9,091	5,451
Other	3,221	2,142	2,579	1,937	2,135
Total non-interest expense	34,184	30,194	29,530	34,710	28,623

Income from continuing operations before income taxes	10,907	8,753	8,167	4,802	2,248
Income tax expense	2,921	2,272	609	405	371
Net income from continuing operations	7,986	6,481	7,558	4,397	1,877
(Loss) gain from discontinued operations before income taxes (including gain on disposals)	—	(261)	4,692	(8)	—
Income tax expense (benefit)	—	376	3,773	(3)	—
Net (loss) gain from discontinued operations	—	(637)	919	(5)	—
Net income	$7,986	$5,844	$8,477	$4,392	$1,877

Basic and diluted earnings per share:
Continuing operations	$0.37	$0.31	$0.36	$0.22	$0.11
Discontinued operations	—	(0.03)	0.04	—	—
Total basic and diluted earnings per share	$0.37	$0.28	$0.40	$0.22	$0.11

Weighted average shares outstanding:
Basic	21,742	20,955	20,930	20,009	16,580
Diluted	21,806	21,062	21,043	20,105	16,601

(1) See notes on pages F-1 and F-3 regarding merger, acquisitions and divestiture.

BERKSHIRE HILLS BANCORP, INC.

ASSET QUALITY ANALYSIS - (F-5)

	At or for the Quarters Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(Dollars in thousands)	2012	2012	2011	2011	2011
NON-PERFORMING ASSETS
Non-accruing loans:
Residential mortgages	$8,525	$8,281	$7,010	$4,750	$2,811
Commercial mortgages	15,336	12,151	14,280	13,721	9,600
Commercial business loans	1,047	1,029	990	1,399	1,764
Consumer loans	1,209	1,411	1,954	1,834	862
Total non-accruing loans	26,117	22,872	24,234	21,704	15,037
Other real estate owned	827	439	1,900	2,200	1,700
Total non-performing assets	$26,944	$23,311	$26,134	$23,904	$16,737

Total non-accruing loans/total loans	0.78%	0.75%	0.82%	0.72%	0.61%
Total non-performing assets/total assets	0.60%	0.58%	0.65%	0.58%	0.52%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$32,657	$32,444	$32,181	$31,919	$31,898
Charged-off loans	(2,102)	(1,923)	(2,313)	(2,061)	(1,564)
Recoveries on charged-off loans	63	136	313	123	85
Net loans charged-off	(2,039)	(1,787)	(2,000)	(1,938)	(1,479)
Provision for loan losses	2,250	2,000	2,263	2,200	1,500
Balance at end of period	$32,868	$32,657	$32,444	$32,181	$31,919

Allowance for loan losses/total loans	0.98%	1.07%	1.10%	1.07%	1.30%
Allowance for loan losses/non-accruing loans	126%	143%	134%	148%	212%

NET LOAN CHARGE-OFFS
Residential mortgages	$(886)	$(381)	$(449)	$(292)	$(225)
Commercial mortgages	(378)	(1,116)	(1,198)	(1,099)	(597)
Commercial business loans	(2)	(3)	(244)	(463)	(435)
Home equity	(707)	(247)	(90)	7	(68)
Other consumer	(66)	(40)	(19)	(91)	(154)
Total, net	$(2,039)	$(1,787)	$(2,000)	$(1,938)	$(1,479)

Net charge-offs (QTD annualized)/average loans	0.25%	0.24%	0.27%	0.27%	0.24%
Net charge-offs (YTD annualized)/average loans	0.24%	0.24%	0.27%	0.27%	0.27%

DELINQUENT AND NON-ACCRUING LOANS/TOTAL LOANS
30-89 Days delinquent	0.41%	0.55%	0.55%	0.79%	0.50%
90+ Days delinquent and still accruing	0.49%	0.40%	0.34%	0.22%	0.12%
Total accruing delinquent loans	0.90%	0.95%	0.89%	1.01%	0.62%
Non-accruing loans	0.78%	0.75%	0.82%	0.72%	0.61%
Total delinquent and non-accruing loans	1.68%	1.70%	1.71%	1.73%	1.23%

(1)          Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

SELECTED FINANCIAL HIGHLIGHTS - (F-6)

	At or for the Quarters Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2012	2012	2011	2011	2011

PER SHARE DATA
Core earnings, diluted	$0.47	$0.45	$0.44	$0.43	$0.35
Net earnings, diluted	0.37	0.28	0.40	0.22	0.11
Tangible book value	15.49	15.81	15.60	14.86	15.07
Total book value	26.31	26.28	26.17	25.87	26.61
Market price at period end	22.00	22.92	22.19	18.47	22.39
Dividends	0.17	0.17	0.17	0.16	0.16

PERFORMANCE RATIOS
Core return on assets	0.94%	0.94%	0.93%	0.89%	0.72%
Return on assets	0.73	0.59	0.85	0.45	0.23
Core return on equity	7.13	6.80	6.74	6.50	5.15
Return on equity	5.58	4.23	6.16	3.31	1.67
Net interest margin, fully taxable equivalent	3.70	3.62	3.61	3.74	3.52
Fee income/Net interest and fee income	25.52	23.44	21.44	22.20	25.58
Efficiency ratio	59.29	59.27	59.44	59.62	66.22

GROWTH
Total commercial loans, year-to-date (annualized)	30%	3%	29%	38%	20%
Total loans, year-to-date (annualized)	27	11	38	54	29
Total deposits, year-to-date (annualized)	16	11	41	63	26
Total net revenues, year-to-date, compared to prior year	45	43	33	28	15
Earnings per share, year-to-date, compared to prior year	110	40	(2)	(26)	(37)
Core earnings per share, year-to-date, compared to prior year	39	50	53	50	33

FINANCIAL DATA (In millions)
Total assets	$4,508	$4,029	$3,991	$4,087	$3,226
Total loans	3,366	3,039	2,957	3,003	2,452
Allowance for loan losses	33	33	32	32	32
Total intangible assets	240	222	223	233	193
Total deposits	3,410	3,184	3,101	3,249	2,486
Total stockholders’ equity	583	557	553	547	445
Total core income	10.2	9.4	9.3	8.6	5.8
Total net income	8.0	5.8	8.5	4.4	1.9

ASSET QUALITY RATIOS
Net charge-offs (current quarter annualized)/average loans	0.25%	0.24%	0.27%	0.27%	0.24%
Non-performing assets/total assets	0.60	0.58	0.65	0.58	0.52
Allowance for loan losses/total loans	0.98	1.07	1.10	1.07	1.30
Allowance for loan losses/non-accruing loans	126	143	134	148	212

CAPITAL RATIOS
Stockholders’ equity to total assets	12.94%	13.82%	13.86%	13.38%	13.80%
Tangible stockholders’ equity to tangible assets	8.04	8.80	8.76	8.15	8.31

(1)        Reconciliation of Non-GAAP financial measures, including all references to core and tangible amounts, appear on pages F-9 and F-10. Tangible assets are total assets less total intangible assets.

(2)        All performance ratios are annualized and are based on average balance sheet amounts, where applicable.

(3)        Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

AVERAGE BALANCES - (F-7)

	Quarters Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(In thousands)	2012	2012	2011	2011	2011
Assets
Loans:
Residential mortgages	$1,167,007	$1,057,903	$1,039,025	$1,004,950	$802,460
Commercial mortgages	1,250,741	1,153,690	1,166,989	1,140,691	973,557
Commercial business loans	490,983	412,237	392,542	383,059	333,700
Consumer loans	375,179	366,035	376,385	376,754	311,057
Total loans	3,283,910	2,989,865	2,974,941	2,905,454	2,420,774
Securities	549,479	525,109	515,128	474,435	405,670
Short-term investments and loans held for sale	47,302	15,107	20,748	34,293	4,688
Total earning assets	3,880,691	3,530,081	3,510,817	3,414,182	2,831,132
Goodwill and other intangible assets	235,961	223,930	230,864	229,594	196,292
Other assets	235,623	235,909	247,376	226,757	186,785
Total assets	$4,352,275	$3,989,920	$3,989,057	$3,870,533	$3,214,209

Liabilities and stockholders’ equity
Deposits:
NOW	$297,431	$272,239	$274,041	$256,662	$229,980
Money market	1,136,161	1,084,948	953,162	853,128	778,055
Savings	370,182	359,859	446,672	476,230	317,232
Time	1,038,662	983,696	1,028,817	1,029,555	809,768
Total interest-bearing deposits	2,842,436	2,700,742	2,702,692	2,615,575	2,135,035
Borrowings and debentures	398,650	257,389	248,611	253,018	269,665
Total interest-bearing liabilities	3,241,086	2,958,131	2,951,303	2,868,593	2,404,700
Non-interest-bearing demand deposits	498,972	439,015	448,952	432,381	334,171
Other liabilities	39,665	40,039	38,110	38,431	25,268
Total liabilities	3,779,723	3,437,185	3,438,365	3,339,405	2,764,139

Total stockholders’ equity	572,552	552,735	550,692	531,128	450,070

Total liabilities and stockholders’ equity	$4,352,275	$3,989,920	$3,989,057	$3,870,533	$3,214,209

Supplementary data
Total non-maturity deposits	$2,302,746	$2,156,061	$2,122,827	$2,018,401	$1,659,438
Total deposits	3,341,408	3,139,757	3,151,644	3,047,956	2,469,206
Fully taxable equivalent income adj.	638	669	674	673	675

(1)        Average balances for securities available-for-sale are based on amortized cost.  Total loans include non-accruing loans.

(2)        Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

AVERAGE YIELDS  (Fully Taxable Equivalent - Annualized) - (F-8)

	Quarters Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2012	2012	2011	2011	2011

Earning assets
Loans:
Residential mortgages	4.64%	4.63%	4.68%	4.82%	4.97%
Commercial loans	5.00	4.89	4.98	5.27	4.78
Consumer loans	3.93	3.98	4.03	4.17	3.97
Total loans	4.75	4.72	4.74	4.97	4.74
Securities	3.30	3.29	3.26	3.53	4.07
Short-term investments and loans held for sale	0.06	0.07	0.14	0.03	0.19
Total earning assets	4.49	4.48	4.49	4.72	4.64

Funding liabilities
Deposits:
NOW	0.30	0.26	0.39	0.49	0.31
Money Market	0.49	0.55	0.62	0.66	0.69
Savings	0.18	0.20	0.19	0.18	0.26
Time	1.44	1.51	1.52	1.67	2.00
Total interest-bearing deposits	0.78	0.82	0.87	0.95	1.08
Borrowings and debentures	2.14	3.16	3.35	3.34	3.10
Total interest-bearing liabilities	0.95	1.02	1.06	1.16	1.31

Net interest spread	3.54	3.46	3.43	3.56	3.33
Net interest margin	3.70	3.62	3.61	3.74	3.52

Cost of funds	0.82	0.89	0.92	1.01	1.15
Cost of deposits	0.66	0.71	0.73	0.82	0.94

(1)        Cost of funds includes all deposits and borrowings.

(2)        Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - (F-9)

		At or for the Quarters Ended
		June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(Dollars in thousands)		2012	2012	2011	2011	2011
Net income		$7,986	$5,844	$8,477	$4,392	$1,877
Adj: Gain on sale of securities, net		(7)	—	(8)	—	(6)
Adj: Other non-recurring gain		—	(42)	—	(1,975)	(124)
Plus: Nonrecurring and merger related expense		4,085	4,223	3,678	9,091	5,451
Adj: Income taxes		(1,853)	(1,255)	(1,947)	(2,884)	(1,400)
Adj: Net income (loss) from discontinued operations		—	637	(919)	5	—
Total core income	(A)	$10,211	$9,407	$9,281	$8,629	$5,798

Total non-interest income		$12,288	$9,878	$8,825	$10,766	$8,170
Adj: Gain on sale of securities, net		(7)	—	(8)	—	(6)
Adj: Other non-recurring gain		—	(42)	—	(1,975)	(124)
Total core non-interest income		12,281	9,836	8,817	8,791	8,040
Net interest income		35,053	31,138	31,135	31,551	24,201
Total core revenue		$47,334	$40,974	$39,952	$40,342	$32,241

Total non-interest expense		$34,184	$30,524	$29,533	$35,320	$28,623
Less: Merger related expense		(4,085)	(4,223)	(3,678)	(9,091)	(5,451)
Core non-interest expense		30,099	26,301	25,855	26,229	23,172
Less: Amortization of intangible assets		(1,357)	(1,318)	(1,314)	(1,382)	(935)
Total core tangible non-interest expense		$28,742	$24,983	$24,541	$24,847	$22,237

(Dollars in millions, except per share data)
Total average assets	(B)	$4,352	$3,990	$3,989	$3,871	$3,214
Total average stockholders’ equity	(C)	573	553	551	531	450

Total stockholders’ equity, period-end		583	557	553	547	445
Less: Intangible assets, period-end		(240)	(222)	(223)	(233)	(193)
Total tangible stockholders’ equity, period-end	(D)	$343	$335	$330	$314	$252

Total shares outstanding, period-end (thousands)	(E)	22,169	21,191	21,147	21,134	16,721
Average diluted shares outstanding (thousands)	(F)	21,806	21,062	21,043	20,105	16,601

Core earnings per share, diluted	(A/F)	$0.47	$0.45	$0.44	$0.43	$0.35
Tangible book value per share, period-end	(D/E)	$15.49	$15.81	$15.60	$14.86	$15.07

Core return (annualized) on assets	(A/B)	0.94%	0.94%	0.93%	0.89%	0.72%
Core return (annualized) on equity	(A/C)	7.13	6.80	6.74	6.50	5.15
Efficiency ratio (1)		59.29	59.27	59.44	59.62	66.22

Supplementary data
Tax credit benefit of tax shelter investments		$505	$505	$664	$664	$664

(1)        Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments.  The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(2)        Ratios are annualized and based on average balance sheet amounts, where applicable.

(3)        Quarterly data may not sum to year-to-date data due to rounding.

(4)        Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - (F-10)

		At or for the Six Months Ended
		June 30,	June 30,
(Dollars in thousands)		2012	2011
Net income (loss)		$13,830	$4,712
Adj: Gain on sale of securities, net		(7)	(6)
Adj: Other non-recurring gain		(42)	(124)
Plus: Nonrecurring and merger related expense		8,308	7,159
Adj: Income taxes		(3,108)	(1,716)
Adj: Net income (loss) from discontinued operations		637	—
Total core income	(A)	$19,618	$10,025
Plus: Amortization of intangible assets		2,675	1,651
Total tangible core income	(B)	$22,293	$11,676

Total non-interest income		$22,166	$16,501
Adj: Gain on sale of securities, net		(7)	(6)
Adj: Other non-recurring gain		(42)	(124)
Total core non-interest income		22,117	16,371
Net interest income		66,191	44,347
Total core revenue		$88,308	$60,718

Total non-interest expense		$64,708	$51,812
Less: Merger related expense		(8,308)	(7,159)
Core non-interest expense		56,400	44,653
Less: Amortization of intangible assets		(2,675)	(1,651)
Total core tangible non-interest expense		$53,725	$43,002

(Dollars in millions, except per share data)
Total average assets	(B)	$4,352	$3,045
Total average stockholders’ equity	(C)	$573	$421

Total stockholders’ equity, period-end		$583	$445
Less: Intangible assets, period-end		(240)	(193)
Total tangible stockholders’ equity, period-end	(D)	$343	$252

Total common shares outstanding, period-end (thousands)	(E)	22,169	16,721
Average diluted common shares outstanding (thousands)	(F)	21,434	15,299

Core earnings per common share, diluted	(A/F)	$0.92	$0.66
Tangible book value per common share, period-end	(D/E)	$15.49	$15.07

Core return (annualized) on assets	(A/B)	1.02%	0.77%
Core return (annualized) on equity	(A/C)	7.78	5.55
Efficiency ratio (1)		59.28	68.10

(1)        Efficiency ratio is computed by dividing total core tangible core non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments.  The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(2)        Ratios are annualized and based on average balance sheet amounts, where applicable.

(3)        Quarterly data may not sum to year-to-date data due to rounding.

(4)        Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.